Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Jeff Priester
332-242-4370
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Preliminary Sales Results
for the Fourth Quarter and Full Year 2023
Company To Host Meetings at 26th Annual ICR Conference

SYRACUSE, NY – (GLOBE NEWSWIRE) – January 8, 2024 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its preliminary sales results for the fourth quarter and full year 2023.

Preliminary sales results for the Fourth Quarter of 2023 versus the Fourth Quarter of 2022 include:
•Total restaurant sales increased 5.7% to $470.4 million compared to $445.1 million in the fourth quarter of 2022;
•Comparable restaurant sales for the Company’s Burger King® restaurants increased 7.2%; and
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 7.6%.

Preliminary sales results for the Full Year 2023 versus the Full Year 2022 include:
•Total restaurant sales increased 8.4% to $1.88 billion compared to $1.73 billion in the full year of 2022;
•Comparable restaurant sales for the Company’s Burger King® restaurants increased 9.3%; and
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 10.1%.

Management Commentary
Deborah M. Derby, President and Chief Executive Officer of Carrols, commented “Our strong Burger King comparable restaurant sales growth of 7.2% in the fourth quarter of 2023 was driven by average check growth of 4.2%, along with a 2.9% increase in traffic. This result was primarily due to the combination of the continued operational improvement efforts by the Carrols' team and the positive impact of our franchisor's Reclaim the Flame initiative, as well as a benefit from the timing of the holidays as compared to last year. Our Popeye's restaurants also continued to perform well as comparable restaurant sales grew 7.6% in the fourth quarter. We expect to see continued momentum at both of our brands in 2024.”

Guidance Update
The Company now believes that fourth quarter Adjusted EBITDA(1) will be at the high end or slightly above the high end of the previously provided range of $28 million to $32 million, with lower than expected beef costs contributing, in part, to the favorable results. This equates to 2023 Adjusted EBITDA(1) being at the high end or slightly above the high end of the previously provided range of $145 to $149 million.

Balance Sheet Update
During the fourth quarter of 2023, the Company used its cash balances to repay $30 million of the outstanding principal amount of its Term Loan B borrowings under its senior credit facility. As of year-end 2023, the outstanding amount of Term Loan B borrowings under the Company's senior credit facility was $133.4 million. The Company also used its cash balances during the fourth quarter of 2023 to reduce the outstanding amount of its Senior Notes due in 2029 by $9.9 million to $290.1 million through open market repurchases.

ICR Conference Participation
Carrols will host investor meetings at the 26th Annual ICR Conference on January 8, 2024 and January 9, 2024 in Orlando, FL.

About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,022 BURGER KING® restaurants in 23 states as well as 60 POPEYES® restaurants in six states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, as included in Carrols’ filings with the Securities and Exchange Commission.

Footnotes
(1) Adjusted EBITDA is a non-GAAP financial measure the Company uses to measure performance. The reconciliation of Adjusted EBITDA to net income (loss) is not available as the Company cannot estimate net income (loss) at this time.